PRUCO LIFE INSURANCE COMPANY, PHOENIX, ARIZONA
CAP RATE WITH SPREAD INDEX STRATEGY ENDORSEMENT

ANNUITY NUMBER: [001-00001]    EFFECTIVE DATE: [Contract Issue Date]

This Endorsement is made part of your Annuity and describes the Cap Rate With Spread Index Strategy. The Indices and values provided on the Index Strategies Specifications Schedule for this Index Strategy are applicable to your Annuity on the Effective Date. Other Buffers, Spread, Indices, and Index Strategy Terms may be available and may vary in the future. If the Initial Index Strategy Base on the Index Strategies Specifications Schedule for this Index Strategy is equal to $0.00, there is no allocation to that Index Strategy as of the Effective Date. We are providing this Endorsement to help describe the Cap Rate With Spread Index Strategy in the event you wish to allocate funds to this type of Index Strategy in the future as described in your Annuity, and so long as this Index Strategy is still available. There are no explicit charges for allocations to the Cap Rate With Spread Index Strategy.

For the purposes of this Endorsement, the following definitions apply:

Cap Rate: The Cap Rate limits the amount of Index Credit that may be credited to the Index Strategy Base on any Index Strategy End Date. The Cap Rate may vary by Index, Index Strategy Term, Buffer and Spread. The initial Cap Rate for this Index Strategy is shown on the Index Strategies Specification Schedule and is applicable for the Index Strategy Term as of the Effective Date.

Buffer: The Buffer limits the amount of negative Index Credit that may be applied to the Index Strategy Base on any Index Strategy End Date. The Buffer may vary by Index and Index Strategy Term. The Buffer for this Index Strategy is shown on the Index Strategies Specification Schedule.
Spread: The Spread reduces the value of positive Index Returns used in the calculation of Index Credits that may be applied to the Index Strategy Base on any Index Strategy End Date. The Spread percentage may vary by Index, Index Strategy Term, Cap Rate and Buffer. Multiple Spread options with different Cap Rates may be offered with the same level of Buffer. The Guaranteed Maximum Spread for this Index Strategy is also shown on the Index Strategies Specification Schedule.
Index Credit: On each Index Strategy End Date, we will calculate the Index Credit, if any, to be credited to the Index Strategy Base. The percentage change in the index is known as the Index Return. The Index Return is determined by (A – B) / B, where:

A    = the Index Value on the Index Strategy End Date

B    = the Index Value on the Index Strategy Start Date

If	Then
the Index Return is positive and greater than or equal to the Cap Rate plus the Spread,	the Index Credit is equal to the Cap Rate.
the Index Return is positive and greater than the Spread but less than the Cap Rate plus the Spread,	the Index Credit is equal to the Index Return minus the Spread.
the Index Return is greater or equal to zero and less than or equal to the Spread	the Index Credit is zero.
the Index Return is negative and within the Buffer, the Spread is not applicable	the Index Credit is zero.
the Index Return is negative and exceeds the Buffer, the Spread is not applicable	the Index Credit is equal to the Index Return plus the Buffer

ICC25‐FG‐CWS(11/25)

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Subsequent Index Strategy Terms: We will declare Cap Rates and Spreads for each subsequent Index Strategy Term. The new Cap Rates may be higher or lower than the initial Cap Rate and will never be lower than the Guaranteed Minimum Cap Rate. The new Spreads may be higher or lower than the initial
Spread, but will never be higher than the Guaranteed Maximum Spread for the available Index Strategy Term(s).
Cap Rate With Spread Index Strategy Interim Value

When you take a Partial Withdrawal, Transfer, Performance Lock, Surrender your Annuity, or annuitize your Annuity between the Index Strategy Start Date and Index Strategy End Date, we will use an Interim Value to determine the value of your Index Strategy on the Valuation Day of the transaction. The Interim Value is also used in the event we pay a death claim to your beneficiaries during an Index Strategy Term. For more information regarding the Interim Value, please refer to the ‘Index Strategies Specifications Schedule’.

The replicating portfolios of options is equal to OMC(S) (Out of the Money Call Option) minus OMC(S+C) (Out of the Money Call Option) minus OMP (Out of the Money Put Option); where, the OMC(S) is at the level of the Spread and OMC(S+C) is at the level of the Spread plus Cap Rate. These options are calculated using the Black-Scholes Valuation model.

Signed for the Company and made a part of the Contract as of the Effective Date.

PRUCO LIFE INSURANCE COMPANY
[ ]
Secretary

ICC25‐FG‐CWS(11/25)

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